Exhibit 99.1

News Release
Release: Immediate                                                                                       Contact:    Ronda J. Williams 312-706-3232

Oil-Dri Announces First Quarter Results

CHICAGO – (December 9, 2008) – Oil-Dri Corporation of America (NYSE: ODC) today announced that despite record first quarter net sales, significant increases in the cost of goods, primarily transportation and energy costs, resulted in lower earnings compared to the first quarter one year ago.

Net sales for the first quarter were $63,128,000, a 14% increase compared with sales of $55,285,000 in the same quarter one year ago.  The Company reported net income for the quarter of $2,246,000, or $0.31 per diluted share, an 11% decrease compared with net income of $2,484,000, or $0.35 per diluted share, in the same quarter one year ago.

First Quarter Review

President and Chief Executive Officer Daniel S. Jaffee said, “We saw record net sales but reduced gross profit margins in the first quarter.  Increased costs for manufacturing, packaging, delivery and energy brought the gross profit margin in the quarter to 19.6%, down from 22.5% gross profit margin reported one year ago.

“We were successful in implementing price increases in both product groups but not enough to cover the tremendous cost increases experienced.  On a quarter-to-quarter basis, kiln fuel was 46% greater in this period than one year ago.  Similar increases were absorbed for delivery costs and other energy and energy-related materials.”

Business Review

Net sales for the Company’s Retail and Wholesale Products Group were $42,483,000 and group income was $3,162,000, a decrease of 27% in the first quarter.  Sales of private label cat litter were strong in both units and dollars.  Industrial and automotive products also experienced increased unit shipments and dollar sales from new customers acquired through a small strategic asset acquisition last quarter.  Gross margins for the Group tightened dramatically due to increased materials, freight and packaging costs.  Manufacturing and processing costs for the Group have outpaced its ability to implement and benefit from price increases.

Net sales for the Company’s Business-to-Business Products Group were $20,645,000, and group income was $4,426,000, an increase of 11% in the first quarter.  Sales of the Group’s bleaching clays, agricultural carriers and co-packaged cat litter products increased in both units and dollars.  Higher marketing and promotional spending offset increased net sales of the Group’s animal health and nutrition products.  While the Group benefited from increased unit shipments and dollar sales, higher materials and freight costs decreased gross margins in the quarter.

During the quarter, the Group launched and obtained regulatory approval in several important foreign countries for Calibrin-A and Calibrin-Z enterosorbents for mycotoxin binding.  Early work is ongoing to educate our distributors and customers about the products’ highly effective performance.

Financial Review
On October 15, 2008, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.14 per share of outstanding Common Stock and $0.105 per share of outstanding Class B Stock.  The dividends were paid on December 5, 2008 to stockholders of record at the close of business on November 21, 2008.  At the October 31, 2008 stock closing price of $16.55 per share and assuming cash dividends continue at the same rate, the annual yield on the Company’s Common Stock is 3.38%.

The Company has paid cash dividends continuously since 1974.  The Company’s Board of Directors has increased dividends annually for the past five years.

During the quarter, the Company repurchased 40,834 shares of Common Stock at an average price of $15.78 per share. Cash, cash equivalents and short-term investments at October 31, 2008, totaled $16,771,000.  Capital expenditures for the quarter totaled $3,552,000, which was $1,667,000 more than depreciation and amortization of $1,885,000.

During the quarter, the Company reported a $486,000 reduction to Other Income as compared to the first quarter of fiscal 2008.  This reduction was driven by reduced interest income and increased foreign currency exchange losses.

Looking Forward
Jaffee continued, “During the past several months, energy and other commodity prices have reversed direction and come down sharply.  We anticipate some lower costs in the balance of the year; however, these savings will be moderated by our natural gas forward buying program under which we have already contracted for a substantial portion of our planned kiln fuel needs for fiscal 2009.”

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The Company will offer a live webcast of the first quarter earnings teleconference on Wednesday, December 10, 2008, from 10:00 a.m. – 10:30 a.m. CST.  To listen to the call via the web, please visit www.streetevents.com or www.oildri.com.  An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, animal health and nutrition, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Calibrin-A and Calibrin-Z are trademarks of the Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls.  Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “believe”, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission.  Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

OIL-DRI CORPORATION OF AMERICA
Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended October 31,
	2008	% of Sales	2007	% of Sales
Net Sales	$63,128	100.0%	$55,285	100.0%
Cost of Sales	(50,752)	80.4%	(42,855)	77.5%
Gross Profit	12,376	19.6%	12,430	22.5%
Operating Expenses	(8,738)	13.8%	(8,860)	16.0%

Operating Income	3,638	5.8%	3,570	6.5%
Interest Expense	(505)	0.8%	(574)	1.0%
Other Income	(56)	(0.1%)	430	0.8%

Income Before Income Taxes	3,077	4.9%	3,426	6.2%
Income Taxes	(831)	1.3%	(942)	1.7%
Net Income	$2,246	3.6%	$2,484	4.5%

Net Income Per Share:
Basic Common	$0.34		$0.38
Basic Class B Common	$0.27		$0.31
Diluted	$0.31		$0.35

Average Shares Outstanding:
Basic Common	5,128		5,004
Basic Class B Common	1,862		1,840
Diluted	7,245		7,145

OIL-DRI CORPORATION OF AMERICA
Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

	As of October 31,
	2008	2007

Current Assets
Cash and Cash Equivalents	$1,308	$5,370
Investment in Treasury Securities	15,463	22,350
Accounts Receivable, net	32,763	27,579
Inventories	19,833	17,536
Prepaid Expenses	6,269	5,757
Total Current Assets	75,636	78,592
Property, Plant and Equipment	52,777	52,054
Other Assets	14,729	12,410
Total Assets	$143,142	$143,056

Current Liabilities
Current Maturities of Notes Payable	$1,700	$8,080
Accounts Payable	7,365	6,395
Dividends Payable	917	842
Accrued Expenses	13,837	13,705
Total Current Liabilities	23,819	29,022
Long-Term Liabilities
Notes Payable	21,300	23,000
Other Noncurrent Liabilities	10,123	7,676
Total Long-Term Liabilities	31,423	30,676
Stockholders' Equity	87,900	83,358
Total Liabilities and Stockholders' Equity	$143,142	$143,056

Book Value Per Share Outstanding	$12.58	$12.18

Acquisitions of Property, Plant and Equipment First Quarter	$3,552	$2,147
Depreciation and Amortization Charges First Quarter	$1,885	$1,862

OIL-DRI CORPORATION OF AMERICA
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Three Months Ended
	October 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES

Net Income	$2,246	$2,484

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	1,885	1,862
(Increase) Decrease in Accounts Receivable	(1,417)	295
(Increase) in Inventories	(2,089)	(2,299)
(Decrease) Increase in Accounts Payable	(118)	296
(Decrease) in Accrued Expenses	(2,274)	(2,606)
Other	(815)	(28)
Total Adjustments	(4,828)	(2,480)
Net Cash (Used in) Provided by Operating Activities	(2,582)	4

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(3,552)	(2,147)
Net Dispositions (Purchases) of Investment Securities	5,528	(4,208)
Other	8	--
Net Cash Provided by (Used in) Investing Activities	1,984	(6,355)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on Long-Term Debt	(4,080)	(80)
Dividends Paid	(919)	(834)
Purchase of Treasury Stock	(644)	--
Other	(124)	909
Net Cash Used in Financing Activities	(5,767)	(5)

Effect of exchange rate changes on cash and cash equivalents	825	(407)

Net (Decrease) in Cash and Cash Equivalents	(5,540)	(6,763)
Cash and Cash Equivalents, Beginning of Year	6,848	12,133
Cash and Cash Equivalents, October 31	$1,308	$5,370